Exhibit 99.1

Date:	July 30, 2015
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

- Sales increased 9% (15% excluding foreign exchange) and EBITDA increased 63% vs. prior year quarter -

- Sales and profit guidance increased significantly for the full year 2015 -

- Conference call at 8:00 a.m. ET on July 30, 2015 -

East Rutherford, NJ – July 30, 2015 – Cambrex Corporation (NYSE: CBM) reports results for the second quarter ended June 30, 2015.

Highlights

-	Sales increased 9% compared to the second quarter of 2014, and increased 15% excluding foreign exchange impact.

-	EBITDA increased 63% to $34.6 million compared to the second quarter of last year.

-	GAAP diluted EPS from continuing operations was $0.60 versus $0.63 in the second quarter last year and Adjusted diluted EPS was $0.63 compared to $0.35 in the same quarter last year.

-	Net cash was $2.6 million compared to debt, net of cash, of $14.5 million at December 31, 2014.

-

The Company increased guidance for full year 2015 sales, excluding foreign exchange, to increase between 20% and 24% compared to 2014. Adjusted EBITDA expectations were increased to $117 - $123 million, a 43% to 50% increase over 2014. Adjusted diluted EPS from continuing operations is now expected to be $1.97 - $2.09 per share, a 48% to 57% increase over 2014 (see Financial Expectations section below).

     “We continued our strong positive momentum in the second quarter and we are positioned to achieve even better results in the second half of 2015. Profit margins were very strong in the second quarter and while a few shipments moved from the second quarter to the third quarter, we are very pleased with our overall results,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex. “We continue to see strong demand for certain larger products within our Innovator product category and now expect full year sales of Controlled Substances to increase in the high single digit percentage range compared to our previous expectations for flat sales. Although the timing of shipments resulted in flat currency adjusted revenues for generic APIs, orders are on track to support our mid to high single digit percentage growth expectations in that category. These trends, along with our visibility into the rest of the year, continue to give us a high level of confidence for the remainder of 2015 and provide the basis for our increased financial guidance.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	1

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

     “The expansion project at our Charles City, Iowa facility remains on schedule and should bring significant additional capacity on line towards the end of the first quarter of 2016. We are also making additional facility upgrades and capacity expansions at our Swedish and Italian sites to meet anticipated demand for 2016 and beyond.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Second Quarter 2015 Operating Results – Continuing Operations

Sales were $106.4 million, compared to $98.0 million in the same period last year, representing a 9% increase. Foreign exchange unfavorably impacted reported sales growth by 6%. The sales increase primarily reflects higher volumes of certain branded active pharmaceutical ingredients (APIs) and to a lesser extent, higher pricing on certain products.

Gross margins increased to 43% from 34% compared to the same period last year. This increase was primarily due to higher plant utilization, higher pricing on certain products and the favorable impact of foreign exchange.

Selling, general and administrative expenses were $14.1 million compared to $14.6 million in the same period last year. The decrease was mainly due to a favorable impact from foreign exchange and lower due diligence costs, partially offset by higher costs related to the implementation of a new ERP system, sales and marketing expenses, recruiting, and pension expense.

Operating profit increased to $29.2 million from $15.2 million in the same period last year. The increase in operating profit was primarily the result of higher gross profit and lower operating expenses. EBITDA was $34.6 million compared to $21.2 million in the same period last year.

The current period effective tax rate was 33% resulting in a provision for income taxes of $9.5 million compared to a benefit of $9.4 million in the same period last year. The tax provision for the same period last year included a benefit related to the reversal of a deferred tax valuation allowance and the impact of a loss on the acquisition of Zenara shares. Excluding these items, the effective tax rate was flat compared to the same period last year.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	2

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Income from continuing operations was $19.5 million or $0.60 per share compared to $19.8 million or $0.63 per share in the same period last year. Last year’s second quarter results included a loss related to the purchase of the remaining stake in Zenara and the tax benefit described above. Adjusted income from continuing operations was $20.5 million or $0.63 per share, compared to $11.0 million or $0.35 per share, respectively, in the same period last year (see table at the end of this release).

Capital expenditures and depreciation were $14.5 million and $5.2 million, respectively, compared to $6.0 million and $5.9 million, respectively, in the same period last year.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2015 financial performance versus its expectations from the previous quarter:

	Current Expectations	Previous Expectations

Gross sales increase	20% - 24%	16% - 20%

Adjusted EBITDA	$117 - $123 million	$101 - $107 million

Adjusted income from continuing operations per share	$1.97 - $2.09	$1.62 - $1.75

Reduction of debt, net of cash	$10 - 15 million	$5 - 10 million

Capital expenditures	$80 - $85 million	$80 - $85 million

Depreciation	$22 - $24 million	$22 - $24 million

Effective tax rate	33% - 36%	33% - 36%

Consistent with prior guidance for the full year 2015, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, restructuring activities and outcomes of tax disputes. Sales expectations exclude the impact of foreign exchange. EBITDA and Adjusted income from continuing operations per share are computed on a basis consistent with the reconciliation of the second quarter 2015 results in the tables at the end of this release. The tax rate and amount of cash taxes paid will be sensitive to the Company’s geographic mix of income.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s second quarter 2015 Form 10-Q is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s second quarter 2015 results will begin at 8:00 a.m. Eastern Time on July 30, 2015 and can be accessed by calling 1-888-556-4997 for domestic and +1-719-325-2144 for international. Please use the passcode 9067005 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through August 6, 2015 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 9067005 to access the replay.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	3

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Forward Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to our President and Chief Executive Officer in this document. These and other forward looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2014, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of our customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing of orders or shipments and the Company’s ability to meet its production plan and its customer delivery schedules, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products and continued demand in the U.S. for late stage clinical products or the successful outcome of the Company’s investment in new products.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	4

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the Forward-Looking Statement sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA and Adjusted Income from Continuing Operations are non-GAAP financial measures. The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted Income from Continuing Operations is calculated in a manner consistent with that shown in the table at the end of this release. Other companies may have different definitions of EBITDA and Adjusted Income from Continuing Operations, therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies. EBITDA and Adjusted Income from Continuing Operations should not be considered alternatives to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity. Cambrex uses EBITDA and Adjusted Income from Continuing Operations among several other metrics to assess and analyze its operational results and trends. Cambrex also believes EBITDA and Adjusted Income from Continuing Operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	5

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended June 30, 2015 and 2014
(in thousands, except per-share data)

	2015		2014
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$106,379		$97,972
Commissions, Allowances and Rebates	365		625
Net Sales	106,014		97,347

Other Revenue	621		546

Net Revenues	106,635		97,893

Cost of Goods Sold	60,690	57.1%	64,478	65.8%

Gross Profit	45,945	43.2%	33,415	34.1%

Operating Expenses
Selling, General and Administrative Expenses	14,078	13.2%	14,560	14.9%
Research and Development Expenses	2,703	2.5%	3,631	3.7%
Total Operating Expenses	16,781	15.8%	18,191	18.6%

Operating Profit	29,164	27.4%	15,224	15.5%

Other Expenses/(Income):
Interest Expense, Net	474		543
Equity in Losses of Partially-Owned Affiliates	-		4,272
Other Income, Net	(232)		(3)

Income Before Income Taxes	28,922	27.2%	10,412	10.6%

Provision/(Benefit) for Income Taxes	9,472		(9,415)

Income from Continuing Operations	$19,450	18.3%	$19,827	20.2%

Income/(Loss) from Discontinued Operations, Net of Tax	213		(160)

Net Income	$19,663	18.5%	$19,667	20.1%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.62		$0.65
Income/(Loss) from Discontinued Operations, Net of Tax	$0.01		$(0.01)
Net Income	$0.63		$0.64

Diluted Earnings per Share of Common Stock:
Income from Continuing Operations	$0.60		$0.63
Income from Discontinued Operations, Net of Tax	$0.01		$0.00
Net Income	$0.61		$0.63

Weighted Average Shares Outstanding
Basic	31,330		30,647
Diluted	32,426		31,428

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	6

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Six Months Ended June 30, 2015 and 2014
(in thousands, except per-share data)

	2015		2014
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$184,563		$164,164
Commissions, Allowances and Rebates	816		1,174
Net Sales	183,747		162,990

Other Revenue	413		1,008

Net Revenues	184,160		163,998

Cost of Goods Sold	109,136	59.1%	114,005	69.4%

Gross Profit	75,024	40.6%	49,993	30.5%

Operating Expenses
Selling, General and Administrative Expenses	27,829	15.1%	26,193	16.0%
Research and Development Expenses	5,358	2.9%	6,106	3.7%
Total Operating Expenses	33,187	18.0%	32,299	19.7%

Operating Profit	41,837	22.7%	17,694	10.8%

Other Expenses/(Income):
Interest Expense, Net	950		1,065
Equity in Losses of Partially-Owned Affiliates	4		4,618
Other Income, Net	(174)		(21)

Income Before Income Taxes	41,057	22.2%	12,032	7.3%

Provision/(Benefit) for Income Taxes	13,239		(8,961)

Income from Continuing Operations	$27,818	15.1%	$20,993	12.8%

Loss from Discontinued Operations, Net of Tax	(162)		(344)

Net Income	$27,656	15.0%	$20,649	12.6%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.89		$0.69
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.02)
Net Income	$0.88		$0.67

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.86		$0.67
Loss from Discontinued Operations, Net of Tax	$0.00		$(0.01)
Net Income	$0.86		$0.66

Weighted Average Shares Outstanding
Basic	31,271		30,596
Diluted	32,309		31,398

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	7

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of June 30, 2015 and December 31, 2014
(in thousands)

	June 30,	December 31,
Assets	2015	2014

Cash and Cash Equivalents	$62,598	$45,518
Trade Receivables, Net	46,793	77,124
Other Receivables	8,089	10,610
Inventories, Net	127,055	85,630
Prepaid Expenses and Other Current Assets	8,824	8,688
Total Current Assets	253,359	227,570

Property, Plant and Equipment, Net	172,417	163,567
Goodwill	41,684	43,912
Intangible Assets, Net	10,087	8,902
Deferred Income Taxes	31,809	38,424
Other Non-Current Assets	3,500	4,697

Total Assets	$512,856	$487,072

Liabilities and Stockholders' Equity

Accounts Payable	$42,090	$43,670
Deferred Revenue	25,218	14,095
Accrued Expenses and Other Current Liabilities	41,637	41,014
Total Current Liabilities	108,945	98,779

Long-Term Debt	60,000	60,000
Deferred Income Taxes	9,299	10,545
Accrued Pension Benefits	48,129	50,949
Other Non-Current Liabilities	14,024	15,573

Total Liabilities	$240,397	$235,846

Stockholders’ Equity	$272,459	$251,226

Total Liabilities and Stockholders’ Equity	$512,856	$487,072

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	8

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Six Months Ended June 30, 2015 and 2014
(in thousands)

	Second Quarter 2015	Second Quarter 2014

Operating Profit	$29,164	$15,224

Depreciation and Amortization	5,388	5,966

EBITDA	$34,552	$21,190

	Six Months 2015	Six Months 2014

Operating Profit	$41,837	$17,694

Depreciation and Amortization	10,685	11,849

EBITDA	$52,522	$29,543

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	9

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Six Months Ended June 30, 2015 and 2014
(in thousands)

	Second Quarter 2015		Second Quarter 2014
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$19,450	$0.60	$19,827	$0.63

Stock-Based Compensation, Net of Tax [1]	862	0.03	944	0.03
Loss on Acquisition of Zenara Shares	-	-	4,122	0.13
Amortization of Purchased Intangibles	166	0.01	231	0.01
Release of Valuation Allowance on Tax Assets	-	-	(14,161)	(0.45)

Adjusted Income from Continuing Operations [2]	$20,478	$0.63	$10,963	$0.35

	Six Months 2015		Six Months 2014
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$27,818	$0.86	$20,993	$0.67

Stock-Based Compensation, Net of Tax [1]	1,562	0.05	1,664	0.05
Loss on Acquisition of Zenara Shares	-	-	4,122	0.13
Amortization of Purchased Intangibles	335	0.01	505	0.02
Release of Valuation Allowance on Tax Assets	-	-	(14,359)	(0.46)

Adjusted Income from Continuing Operations [2]	$29,715	$0.92	$12,925	$0.41

[1] Tax rate estimated at 35% for stock-based compensation.

[2] Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter and year. As such, the sum of the quarters may not necessarily equal the full year. In addition, the sum of the line items may not equal due to rounding.

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	10

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com